Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

jharkins@sallybeauty.com

Sally Beauty Holdings Reports Second Quarter Fiscal 2025 Results

Third Consecutive Quarter of Operating Margin Expansion

➢	Q2 GAAP Operating Margin Expanded 130 Basis Points to 7.9%; Adjusted Operating Margin Expanded 90 Basis Points to 8.5%

➢	Q2 Cash Flow from Operations of $51 Million; Operating Free Cash Flow of $32 Million

➢	Strengthened Balance Sheet with $36 Million Term Loan Repayment

➢	Completed $10 Million in Share Repurchases

➢	Board of Directors Approves Four-Year Extension to Share Repurchase Program

➢	Updates Fiscal 2025 Guidance

DENTON, Texas, May 12, 2025 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its second quarter ended March 31, 2025. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2025 Second Quarter Summary

•	Consolidated net sales of $883 million, a decrease of 2.8% compared to the prior year, includes 110 basis points of unfavorable foreign currency impact;

•	Consolidated comparable sales decrease of 1.3%;

•	Global e-commerce sales of $94 million, representing 10.7% of net sales;

•	GAAP gross margin expanded 100 basis points to 52.0%;

•	GAAP operating earnings of $69 million and GAAP operating margin of 7.9%; Adjusted Operating Earnings of $75 million and Adjusted Operating Margin of 8.5%;

•	GAAP diluted net earnings per share of $0.38;

•	Adjusted Diluted Net Earnings Per Share of $0.42, which represents a 20% increase over the prior year; and

•	Cash flow from operations of $51 million and Operating Free Cash Flow of $32 million.

“We are pleased to report a third consecutive quarter of adjusted operating margin expansion and increased profitability, driven by strong gross margin performance and careful cost control,” said Denise Paulonis, president and chief executive officer. “We were able to deliver these results amidst a challenging macro backdrop, which impacted our topline performance. The business continues to generate strong cash flow, enabling us to maintain our balanced capital allocation strategy, which prioritizes investing in our strategic initiatives, optimizing our balance sheet and returning value to shareholders. During the second quarter, we further reduced our debt levels by $36 million and repurchased $10 million of stock under our share repurchase program.”

Board of Directors Approves Four-Year Extension to Share Repurchase Program

In 2017, the Board of Directors of the Company approved a share repurchase program authorizing the Company to repurchase up to $1.0 billion of its common stock through September 30, 2021. In 2021, the Board of Directors approved an extension of the share repurchase program for the four-year period ending September 30, 2025. In total, the Company has repurchased $498.9 million of its common stock under this share repurchase program.

On May 6, 2025, the Board of Directors approved an extension of the share repurchase program for an additional four-year period ending on September 30, 2029. Under this extension, the Company is authorized to repurchase its common stock up to the amount remaining under the initial 2017 authorization, which is currently $501.1 million.

Repurchases will be made in compliance with all U.S. Securities and Exchange Commission rules, including Rule 10b-18, and other legal requirements.

Fiscal 2025 Second Quarter Operating Results

Second quarter consolidated net sales were $883.1 million, a decrease of 2.8% compared to the prior year. Foreign currency translation had an unfavorable impact of 110 basis points on consolidated net sales for the quarter. The Company was operating 22 fewer stores at the end of the quarter compared to the prior year. At constant currency, global e-commerce sales were $94 million, or 10.7% of consolidated net sales, for the quarter.

Consolidated comparable sales decreased 1.3%, driven primarily by external factors, including weather, an unusually harsh flu season and macro uncertainty, which impacted consumer spending at Sally Beauty and pressured stylist appointments and related purchases at Beauty Systems Group. This was partially offset by strong growth in hair color and digital marketplaces at Sally Beauty as well as the continued momentum at Beauty Systems Group from expanded distribution and new brand innovation.

Consolidated gross profit for the second quarter was $458.8 million compared to $463.1 million in the prior year, a decrease of 0.9%. Consolidated GAAP gross margin was 52.0%, an increase of 100 basis points, compared to 51.0% in the prior year, driven primarily by lower distribution and freight costs and lower shrink expense across both business segments, and higher product margin at Sally Beauty.

GAAP selling, general and administrative (SG&A) expenses totaled $389.4 million, a decrease of $14.0 million compared to the prior year. As a percentage of sales, SG&A expenses were 44.1% compared to 44.4% in the prior year. Adjusted Selling, General and Administrative Expenses, excluding the costs related to the Company’s fuel for growth initiative, asset impairment, and expenses related to the sale of the Company’s corporate headquarters, totaled $383.7 million, a decrease of $10.8 million compared to the prior year. The decrease was driven primarily by the favorable impact from foreign currency exchange rates, $3.9 million in savings from our fuel for growth initiative, and lower advertising and depreciation expenses. As a percentage of sales, Adjusted SG&A expenses were 43.4%, same as the prior year.

GAAP operating earnings and operating margin in the second quarter were $69.4 million and 7.9%, respectively, compared to $59.6 million and 6.6%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the costs related to the Company’s fuel for growth initiative, asset impairment, expenses related to the sale of the Company’s corporate headquarters, and restructuring efforts, were $75.2 million and 8.5%, respectively, compared to $68.6 million and 7.6%, in the prior year.

GAAP net earnings in the second quarter were $39.2 million, or $0.38 per diluted share, compared to GAAP net earnings of $29.2 million, or $0.27 per diluted share, in the prior year. Adjusted Net Earnings, excluding the costs related to the Company’s fuel for growth initiative, asset impairment, expenses related to the sale of the Company’s corporate headquarters, the loss on debt extinguishment, and restructuring efforts, were $43.5 million, or $0.42 per diluted share, compared to Adjusted Net Earnings of $37.8 million, or $0.35 per diluted share, in the prior year. Adjusted EBITDA in the second quarter was $104.8 million, an increase of 5.3% compared to the prior year, and Adjusted EBITDA Margin was 11.9%, an increase of 90 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of March 31, 2025, the Company had cash and cash equivalents of $92 million and no outstanding borrowings under its asset-based revolving line of credit. At the end of the quarter, inventory was $1.01 billion, down 3.2% versus a year ago.

Second quarter cash flow from operations was $51.1 million and Operating Free Cash Flow totaled $32.2 million. During the quarter, the Company utilized its cash flow to repay $36 million of term loan B debt and repurchase 1.1 million shares under its share repurchase program at an aggregate cost of $10 million. The Company ended the quarter with a net debt leverage ratio of 1.8x.

Fiscal 2025 Second Quarter Segment Results

Sally Beauty Supply

•

Segment net sales were $500.6 million in the quarter, a decrease of 2.5% compared to the prior year. The segment had an unfavorable impact of 150 basis points from foreign currency translation on reported sales and operated 17 fewer stores at the end of the quarter compared to the prior year. At constant currency, segment e-commerce sales were $41 million, or 8.2% of segment net sales, for the quarter.

•	Segment comparable sales decreased 0.3% in the second quarter, primarily reflecting strong growth in hair color and digital marketplaces, offset by a decline in hair care.

•	At the end of the quarter, segment store count was 3,117.

•

GAAP gross margin increased by 130 basis points to 61.2% compared to the prior year. The increase was driven primarily by lower distribution and freight costs, higher product margin resulting from enhanced promotional strategies and benefits from the fuel for growth initiative, and lower shrink expense.

•	GAAP operating earnings were $77.3 million compared to $76.8 million in the prior year, representing an increase of 0.6%. GAAP operating margin increased to 15.4% compared to 15.0% in the prior year.

Beauty Systems Group

•

Segment net sales were $382.6 million in the quarter, a decrease of 3.2% compared to the prior year. The segment had an unfavorable impact of 50 basis points on reported sales from foreign currency translation and operated 5 fewer stores at the end of the quarter compared to the prior year. At constant currency, segment e-commerce sales were $53 million, or 13.9% of segment net sales, for the quarter.

•

Segment comparable sales decreased 2.7% in the second quarter, primarily reflecting a decline in hair care, partially offset by the continued momentum from expanded distribution and new brand innovation.

•	At the end of the quarter, segment store count was 1,329.

•

GAAP gross margin increased 40 basis points to 39.8% in the quarter compared to the prior year, driven primarily by lower distribution and freight costs and lower shrink expense, partially offset by lower product margins related to brand mix.

•

GAAP operating earnings were $43.9 million compared to $43.0 million in the prior year, representing an increase of 2.1%. GAAP operating margin in the quarter was 11.5% compared to 10.9% in the prior year.

•	At the end of the quarter, there were 632 distributor sales consultants compared to 654 in the prior year.

Fiscal Year 2025 Guidance*

The Company is updating its full year guidance to reflect current business trends. Given the complexity surrounding global trade policy and its potential impact on consumer sentiment and spending, the guidance the Company is providing does not assume any material change to the macroeconomic environment or broader consumer demand trends. In addition, the Company is providing the following guidance for its third quarter:

Third Quarter

•	Comparable sales are expected to be flat to down 2% compared to the prior year

•	Consolidated net sales are expected to be approximately 50 basis points lower than comparable sales due to the expected unfavorable impact from foreign exchange rates

•	Adjusted Operating Margin is expected to be in the range of 8.0% to 8.5%

Full Year

•	Comparable sales are expected to be flat to down 1% compared to the prior year

•	Consolidated net sales are expected to be approximately 75 basis points lower than comparable sales due to the expected unfavorable impact from foreign exchange rates

•	Adjusted Operating Margin is expected to be in the range of 8.0% to 8.5%

*

The Company does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and live webcast at approximately 7:30 a.m. Central Time today, May 12, 2025, to discuss its financial results and its business. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

Participants can listen to the live webcast of the conference call by accessing the investor relations section of the Company’s website at sallybeautyholdings.com/investor-relations/events-and-presentations/events-calendar, or through our third-party host at SBH Q2 Earnings Webcast. To join the conference call, participants can pre-register to receive a dial-in number and unique PIN using the following link: Pre-register SBH Q2 Earnings Call. Pre-registration can be completed at any time up to and following the call start time.

A replay will be available on the Company’s investor relations website after 10:00 a.m. Central Time on May 12, 2025, through May 12, 2026.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group segments. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Bondbar®, Strawberry Leopard®, Generic Value Products®, Inspired by Nature® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, L’Oreal®, Wahl® and Babyliss Pro®. Beauty Systems Group stores, branded as Cosmo Prof® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico®, Amika® and Moroccanoil®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com/investor-relations.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of words such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including the “Risk Factors” described under Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, and other filings with the U.S. Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, (“GAAP”), and are therefore referred to as non-GAAP financial measures: (1) Adjusted Selling, General and Administrative Expenses; (2) Adjusted EBITDA and EBITDA Margin; (3) Adjusted Operating Earnings and Operating Margin; (4) Adjusted Net Earnings; (5) Adjusted Diluted Net Earnings Per Share; and (6) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding the costs related to the Company’s fuel for growth initiative, asset impairment, and expenses related to the sale of the Company’s corporate headquarters for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s fuel for growth initiative, expenses related to asset impairment, and expenses related to the sale of the Company’s corporate headquarters for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude the costs related to the Company’s fuel for growth initiative, expenses related to asset impairment, expenses related to the sale of the Company’s corporate headquarters, and restructuring efforts for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude the tax-effected the costs related to the Company’s fuel for growth initiative, tax-effected expenses related to asset impairment, tax-effected expenses related to the sale of the Company’s corporate headquarters, tax-effected costs from the loss on debt extinguishment, and tax-effected costs related to restructuring efforts for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude the tax-effected costs related to the Company’s fuel for growth initiative, tax-effected expenses related to asset impairment, tax-effected expenses related to the sale of the Company’s corporate headquarters, tax-effected costs from the loss on debt extinguishment, and tax-effected costs related to restructuring efforts for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net). We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	4
Store Count and Comparable Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2025	2024	Percentage Change	2025	2024	Percentage Change
Net sales	$883,146	$908,361	(2.8)%	$1,821,041	$1,839,663	(1.0)%
Cost of products sold	424,329	445,289	(4.7)%	885,384	909,415	(2.6)%

Gross profit	458,817	463,072	(0.9)%	935,657	930,248	0.6%
Selling, general and administrative expenses	389,444	403,435	(3.5)%	765,964	801,573	(4.4)%
Restructuring	—	63	(100.0)%	—	(22)	100.0%

Operating earnings	69,373	59,574	16.4%	169,693	128,697	31.9%
Interest expense	16,289	20,523	(20.6)%	33,731	37,837	(10.9)%

Earnings before provision for income taxes	53,084	39,051	35.9%	135,962	90,860	49.6%
Provision for income taxes	13,874	9,807	41.5%	35,739	23,226	53.9%

Net earnings	$39,210	$29,244	34.1%	$100,223	$67,634	48.2%

Earnings per share:
Basic	$0.39	$0.28	39.3%	$0.98	$0.64	53.1%
Diluted	$0.38	$0.27	40.7%	$0.96	$0.63	52.4%

Weighted average shares:
Basic	101,614	104,276		101,820	105,117
Diluted	104,435	107,080		104,682	107,881

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	52.0%	51.0%	100	51.4%	50.6%	80
Selling, general and administrative expenses	44.1%	44.4%	(30)	42.1%	43.6%	(150)
Consolidated operating margin	7.9%	6.6%	130	9.3%	7.0%	230
Effective tax rate	26.1%	25.1%	100	26.3%	25.6%	70

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31	September 30,
	2025	2024
Cash and cash equivalents	$92,174	$107,961
Trade and other accounts receivable	95,013	92,188
Inventory	1,006,604	1,036,624
Other current assets	45,322	68,541

Total current assets	1,239,113	1,305,314
Property and equipment, net	255,996	269,872
Operating lease assets	582,794	582,573
Goodwill and other intangible assets	589,994	598,226
Other assets	37,976	36,914

Total assets	$2,705,873	$2,792,899

Current maturities of long-term debt	$4,041	$4,127
Accounts payable	217,490	269,424
Accrued liabilities	151,171	162,950
Current operating lease liabilities	153,941	136,068
Income taxes payable	6,648	20,100

Total current liabilities	533,291	592,669
Long-term debt, including capital leases	902,794	978,255
Long-term operating lease liabilities	461,351	479,616
Other liabilities	20,969	22,066
Deferred income tax liabilities, net	87,652	91,758

Total liabilities	2,006,057	2,164,364
Total stockholders’ equity	699,816	628,535

Total liabilities and stockholders’ equity	$2,705,873	$2,792,899

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2025	2024	Percentage Change	2025	2024	Percentage Change
Net sales:
Sally Beauty Supply (“SBS”)	$500,575	$513,241	(2.5)%	$1,026,021	$1,036,479	(1.0)%
Beauty Systems Group (“BSG”)	382,571	395,120	(3.2)%	795,020	803,184	(1.0)%

Total net sales	$883,146	$908,361	(2.8)%	$1,821,041	$1,839,663	(1.0)%

Operating earnings:
SBS	$77,305	$76,820	0.6%	$157,179	$154,449	1.8%
BSG	43,934	43,015	2.1%	94,403	87,642	7.7%

Segment operating earnings	121,239	119,835	1.2%	251,582	242,091	3.9%
Unallocated expenses (1)	51,866	60,198	(13.8)%	81,889	113,416	(27.8)%
Restructuring	—	63	(100.0)%	—	(22)	100.0%
Interest expense	16,289	20,523	(20.6)%	33,731	37,837	(10.9)%

Earnings before provision for income taxes	$53,084	$39,051	35.9%	$135,962	$90,860	49.6%

Segment gross margin:	2025	2024	Basis Point Change	2025	2024	Basis Point Change
SBS	61.2%	59.9%	130	60.4%	59.3%	110
BSG	39.8%	39.4%	40	39.7%	39.4%	30
Segment operating margin:
SBS	15.4%	15.0%	40	15.3%	14.9%	40
BSG	11.5%	10.9%	60	11.9%	10.9%	100
Consolidated operating margin	7.9%	6.6%	130	9.3%	7.0%	230

(1)

Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses. Additionally, unallocated expenses include costs associated with our Fuel for Growth initiative and a gain from the sale of our corporate headquarters.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2025
	As Reported (GAAP)	Fuel for Growth and Other (1)	Corporate HQ Relocation (2)	Asset Impairment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$424,329	$—	$—	$—	$424,329
Consolidated gross margin	52.0%				52.0%
Selling, general and administrative expenses	389,444	(3,807)	(207)	(1,779)	383,651
SG&A expenses, as a percentage of sales	44.1%				43.4%
Operating earnings	69,373	3,807	207	1,779	75,166
Operating margin	7.9%				8.5%
Interest expense	16,289	—	—	—	16,289
Earnings before provision for income taxes	53,084	3,807	207	1,779	58,877
Provision for income taxes (6)	13,874	976	53	445	15,348

Net earnings	$39,210	$2,831	$154	$1,334	$43,529

Earnings per share: (7)
Basic	$0.39	$0.03	$0.00	$0.01	$0.43
Diluted	$0.38	$0.03	$0.00	$0.01	$0.42

	Three Months Ended March 31, 2024
	As Reported (GAAP)	Fuel for Growth and Other (1)	Restructuring (4)	Loss on Debt Extinguishment (5)	As Adjusted (Non-GAAP)
Cost of products sold	$445,289	$—	$—	$—	$445,289
Consolidated gross margin	51.0%				51.0%
Selling, general and administrative expenses	403,435	(8,945)	—	—	394,490
SG&A expenses, as a percentage of sales	44.4%				43.4%
Restructuring	63	—	(63)	—	—
Operating earnings	59,574	8,945	63	—	68,582
Operating margin	6.6%				7.6%
Interest expense	20,523	—	—	(2,565)	17,958
Earnings before provision for income taxes	39,051	8,945	63	2,565	50,624
Provision for income taxes (6)	9,807	2,297	16	659	12,779

Net earnings	$29,244	$6,648	$47	$1,906	$37,845

Earnings per share: (7)
Basic	$0.28	$0.06	$0.00	$0.02	$0.36
Diluted	$0.27	$0.06	$0.00	$0.02	$0.35

(1)	Fuel for Growth and other represents expenses primarily related to consulting services and severance expenses.
(2)	Primarily represents expenses in connection with the relocation of our headquarters.
(3)	Impairment related to the write-off of certain tradenames used in Europe.
(4)	Restructuring represents expenses and adjustments incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan.
(5)

Loss on debt extinguishment relates to the repayment of our 5.625% Senior Notes due 2025, which included a the write-off of unamortized deferred financing costs of $2.0 million, and overlapping interest, net of interest earned on short-term cash equivalents, in the amount of $0.5 million on such senior notes after February 27, 2024 and until their redemption. These pro-forma adjustments assume the redeemed senior notes were repaid on February 27, 2024 at the time of closing on our 6.75% Senior Notes due 2032.

(6)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

(7)	The sum of the earnings per share may not equal the full amount due to rounding of the calculated amounts.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Six Months Ended March 31, 2025
	As Reported (GAAP)	Fuel for Growth and Other (1)	Corporate HQ Relocation (2)	Asset Impairment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$885,384	$—	$—	$—	$885,384
Consolidated gross margin	51.4%				51.4%
Selling, general and administrative expenses	765,964	(8,676)	26,433	(1,779)	781,942
SG&A expenses, as a percentage of sales	42.1%				42.9%
Operating earnings	169,693	8,676	(26,433)	1,779	153,715
Operating margin	9.3%				8.4%
Interest expense	33,731	—	—	—	33,731
Earnings before provision for income taxes	135,962	8,676	(26,433)	1,779	119,984
Provision for income taxes (6)	35,739	2,222	(6,797)	444	31,608

Net earnings	$100,223	$6,454	$(19,636)	$1,335	$88,376

Earnings per share: (7)
Basic	$0.98	$0.06	$(0.19)	$0.01	$0.87
Diluted	$0.96	$0.06	$(0.19)	$0.01	$0.84

	Six Months Ended March 31, 2024
	As Reported (GAAP)	Fuel for Growth and Other (1)	Restructuring (4)	Loss on Debt Extinguishment (5)	As Adjusted (Non-GAAP)
Cost of products sold	$909,415	$—	$—	$—	$909,415
Consolidated gross margin	50.6%				50.6%
Selling, general and administrative expenses	801,573	(13,826)	—	—	787,747
SG&A expenses, as a percentage of sales	43.6%				42.8%
Restructuring	(22)	—	22	—	—
Operating earnings	128,697	13,826	(22)	—	142,501
Operating margin	7.0%				7.7%
Interest expense	37,837	—	—	(2,565)	35,272
Earnings before provision for income taxes	90,860	13,826	(22)	2,565	107,229
Provision for income taxes (6)	23,226	3,552	(5)	659	27,432

Net earnings	$67,634	$10,274	$(17)	$1,906	$79,797

Earnings per share: (7)
Basic	$0.64	$0.10	$(0.00)	$0.02	$0.76
Diluted	$0.63	$0.10	$(0.00)	$0.02	$0.74

(1)	Fuel for Growth and other represents expenses primarily related to consulting services and severance expenses.
(2)	Primarily represents a $26.6 million gain from the sale of our headquarters in Denton, TX and expenses in connection with the relocation of our headquarters.
(3)	Impairment related to the write-off of certain tradenames used in Europe.
(4)	Restructuring represents expenses and adjustments incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan.
(5)

Loss on debt extinguishment relates to the repayment of our 5.625% Senior Notes due 2025, which included the write-off of unamortized deferred financing costs of $2.0 million, and overlapping interest, net of interest earned on short-term cash equivalents, in the amount of $0.5 million on such senior notes after February 27, 2024 and until their redemption. These pro-forma adjustments assume the redeemed senior notes were repaid on February 27, 2024 at the time of closing on our 6.75% Senior Notes due 2032.

(6)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

(7)	The sum of the earnings per share may not equal the full amount due to rounding of the calculated amounts.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
Adjusted EBITDA:	2025	2024	Percentage Change	2025	2024	Percentage Change
Net earnings	$39,210	$29,244	34.1%	$100,223	$67,634	48.2%
Add:
Depreciation and amortization	25,359	26,954	(5.9)%	50,924	55,017	(7.4)%
Interest expense	16,289	20,523	(20.6)%	33,731	37,837	(10.9)%
Provision for income taxes	13,874	9,807	41.5%	35,739	23,226	53.9%

EBITDA (non-GAAP)	94,732	86,528	9.5%	220,617	183,714	20.1%
Share-based compensation	4,238	3,964	6.9%	10,291	9,082	13.3%
Corporate HQ Relocation	207	—	100.0%	(26,433)	—	100.0%
Restructuring	—	8,945	(100.0)%	—	(22)	100.0%
Fuel for Growth and Other	3,807	63	5942.9%	8,676	13,826	(37.2)%
Asset Impairment	1,779	—	100.0%	1,779	—	100.0%

Adjusted EBITDA (non-GAAP)	$104,763	$99,500	5.3%	$214,930	$206,600	4.0%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	11.9%	11.0%	90	11.8%	11.2%	60

Operating Free Cash Flow:	2025	2024	Percentage Change	2025	2024	Percentage Change
Net cash provided by operating activities	$51,062	$36,940	38.2%	$84,521	$87,960	(3.9)%
Less:
Payments for property and equipment, net (1)	18,893	14,108	33.9%	(4,603)	44,659	(110.3)%

Operating free cash flow (non-GAAP)	$32,169	$22,832	40.9%	$89,124	$43,301	105.8%

(1)	For the six months ended March 31, 2025, payments for property and equipment, net include $43.6 million in proceeds from the sale of our corporate headquarters.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of March 31,
	2025	2024	Change
Number of stores:
SBS stores	3,117	3,134	(17)
BSG:
Company-operated stores	1,198	1,202	(4)
Franchise stores	131	132	(1)

Total BSG	1,329	1,334	(5)

Total consolidated	4,446	4,468	(22)

Number of BSG distributor sales consultants (1)	632	654	(22)

(1)	BSG distributor sales consultants (DSC) include 191 sales consultants employed by our franchisees at March 31, 2025 and 2024, respectively.

	Three Months Ended March 31,			Six Months Ended March 31,
	2025	2024	Basis Point Change	2025	2024	Basis Point Change
Comparable sales growth (decline):
SBS	(0.3)%	(4.0)%	370	0.8%	(3.0)%	380
BSG	(2.7)%	2.0%	(470)	(0.6)%	1.3%	(190)
Consolidated	(1.3)%	(1.5)%	20	0.2%	(1.1)%	130

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full-service sales. Our comparable sales amounts exclude the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquired stores is excluded from our comparable sales calculation until 14 months after the acquisition.